UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 5, 2009

MOLSON COORS BREWING COMPANY

(Exact name of registrant as specified in its charter)

Commission File Number: 1-14829

Delaware	84-0178360
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1225 17th Street, Suite 3200, Denver, Colorado 80202

1555 Notre Dame Street East, Montréal, Québec, Canada, H2L 2R5

(Address of principal executive offices, including zip code)

(303) 927-2337/ (514) 521-1786

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(e)   On August 5, 2009, the Board of Directors of Molson Coors Brewing Company (the “Company”) amended the Molson Coors Brewing Company Excess Benefit Plan (the “Excess Plan”), a retirement plan covering its US employees including the Company’s CEO, Peter Swinburn.   The amendment converted the Excess Plan from a defined benefit plan to a defined contribution plan, consistent with the recent conversion of the Company’s tax-qualified retirement program from defined benefit to defined contribution.  The Excess Plan now provides for a Company contribution on behalf of each participant in an amount equal to 9% of the participant’s annual compensation, as defined in the Company’s 401(k) plan, in excess of the IRS compensation limit applicable to the Company’s 401(k) plan (currently $245,000).  Accrued benefits under the Excess Plan’s prior defined benefit formula were converted into opening account balances.

On August 5, 2009, the Board of Directors of the Company also adopted a new defined contribution Supplemental Executive Retirement Plan (“SERP”) covering certain UK employees including Mark Hunter, a named executive officer.  The new SERP provides for a Company contribution on behalf of each participant in an amount equal to the contribution that otherwise would have been made to the currently existing UK tax-qualified defined contribution retirement plan absent certain UK tax considerations.

Item 5.03                    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 5, 2009, the Board of Directors of the Company approved a change in the Company’s fiscal year end in order to align the financial calendars of the Company and its operating subsidiaries.  Commencing in 2009, the Company is changing its fiscal year end from the last Sunday to the last Saturday in each calendar year.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLSON COORS BREWING COMPANY

Date: August 11, 2009	By:	/s/ Samuel D. Walker
Samuel D. Walker, Chief Legal Officer